Exhibit 99.1

NEWS RELEASE

Glori Energy Reports First Quarter 2016

Operating and Financial Results

HOUSTON, May 13, 2016 — Glori Energy Inc. (NASDAQ: GLRI), an energy technology and oil production company focused on enhanced oil recovery using its proprietary AERO® System, today reported financial and operating results for the three months ended March 31, 2016.

Stuart Page, Chief Executive Officer of Glori Energy, said, “During the first quarter, we executed a planned cost rationalization in the Coke field, shutting in wells that are not profitable at low oil prices and reducing overall field expenses. As a consequence, production was down sequentially, but the new production baseline turned the field cash flow positive excluding the benefit of our hedges, and provides a stable baseline to observe AERO impact. The wells that were shut-in will be returned to production following a meaningful and sustained increase in oil prices. Phase II of AERO deployment at the Coke field is proceeding as planned, following the commencement of injection of AERO system nutrients in two repurposed wells in early March. The initial impact of Phase II AERO deployment should be observable within the next couple of months.

“In the meantime, while the commodity price environment remains depressed, we continue to prudently manage our liquidity and expenses while actively pursuing options for enhancing our financial strength and flexibility. In the first quarter we significantly reduced overhead and operating costs, which should be reflected in our results for the balance of the year, and we have virtually no further capital expenditures planned for 2016.

“We are in final stages of submitting Part II of our application to the U.S. Department of Energy’s Loan Programs Office for a $150 million loan guarantee for a project to implement AERO technology-based waterfloods at previously abandoned reservoirs in the U.S. Following the success of our Part I application and invitation to submit Part II of the application, we have further evaluated our previously targeted field candidates and high-graded our project prospect list. We believe there are significant opportunities onshore U.S. to acquire and reconstitute these previously abandoned fields and capture significant economic quantities of oil which have been left behind by the industry. Since these inactive fields may not have produced oil for many years, they can be leased at low prices, when compared to producing assets. We expect to learn if our Part II application is approved and accepted for underwriting within the next three months, and in the event that it is accepted, underwriting due diligence could potentially be completed by the end of the year. We cannot predict the ultimate outcome of our application or whether a letter of invitation to underwriting will be issued to Glori for a project.”

Glori Energy 1Q 2016 Results

Financial Results

Glori generates revenues through the production and sale of oil and natural gas and through services provided to third-party oil companies.

Total revenues for the first quarter were $1.2 million, down from $2.6 million in the prior-year period due to the significant decline in oil prices, lower production and reduced services project activity.

Oil and Gas Segment revenues decreased to $1.0 million from $2.0 million in the first quarter of 2015, reflecting a 38% decrease in average oil prices received and represented a 17% decrease in oil and gas volumes produced in the first quarter of 2016.

AERO Services Segment revenues were $174,000, down from $567,000 in the first quarter of 2015 as a result of the continued suspension of E&P industry spending on new projects due to the sharp drop in oil prices.

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization ("Adjusted EBITDA") for the first quarter was a negative $1.3 million, compared to a negative $975,000 for the first quarter of 2015. (See the accompanying reconciliation of net loss to adjusted EBITDA.)

Reported net loss was $3.4 million, or a loss of $0.11 per common share, which includes the impact of a $1.0 million unrealized loss on commodity derivatives. This compares to a reported first quarter 2015 net loss of $3.0 million, or a loss of $0.09 per common share, which included the impact of a $223,000 unrealized gain on commodity derivatives. Excluding the impact of the unrealized commodity derivatives, adjusted net loss for the first quarter 2016 was $2.4 million, or a loss of $0.07 per common share, compared to an adjusted net loss in the first quarter of 2015 of $3.2 million, or a loss of $0.10 per common share. (See the accompanying reconciliation of net loss to adjusted net loss excluding special items.)

Oil and Gas Segment

Revenues from oil, condensate and natural gas decreased to $1.0 million in the first quarter of 2016 from $2.0 million in the prior-year period. Average daily production was 397 net barrels of oil equivalent per day (“BOE/D”), of which 91% was from oil and condensate. Average realized price was $30.65 per barrel of oil. After the effect of oil swap settlements, oil price per barrel was approximately $65.86. Total production in the first quarter of 2016 was approximately 36,100 BOE, a decrease of approximately 15% from fourth quarter 2015 production primarily due to shutting in certain unprofitable wells in the Coke Field in order to reduce lease operating expenses. First quarter 2015 production was 481 net BOE/D with an average realized oil price of $49.43. Including the effect of oil swap settlements, average realized price was $78.21 in the first quarter of 2015.

As previously reported, AERO implementation at the Coke field began in mid-July 2015 on a limited basis with one injection well. On March 4, 2016, Glori completed Phase II of AERO implementation with an additional two injector wells intended to stimulate production from more of the field than was impacted by the first injector.

Glori Energy 1Q 2016 Results

Oil and gas expenses in the first quarter of 2016 were $1.9 million, a decrease of 21% compared to $2.4 million in the first quarter of 2015. Overhead expenses decreased $224,000, or 31%, due to decreases in third party consulting fees and a reduction in salaries and benefits. Lease operating expenses ("LOE") decreased by a net $141,000 primarily due to a $250,000 decrease in Coke Field expenses resulting from cost reduction efforts, including the shutting in of uneconomic wells in the lower oil price environment. LOE also decreased by $96,000 due to the sale of the Etzold Field in July 2015. These decreases in LOE were partially offset by the addition of $205,000 in expenses for the Bonnie View Field, which was purchased in June 2015. The overall decrease in oil and gas operating expenses also included a decrease of $91,000 in ad valorem tax expense due to a revised tax assessment and a $44,000 reduction in severance taxes due to sustained lower oil prices and revenues.

For the first quarter of 2016, we had price swap derivatives in place covering approximately 67% of our oil and condensate production, and we continue to maintain swaps covering a portion of estimated future production for 2016. Our commodity swaps resulted in a net gain of $155,000 in the first quarter 2016 compared to a net gain on commodity derivatives of $1.4 million in the 2015 period. In the 2016 period, the commodity derivative gain consisted of an $1.2 million realized gain on price swap settlements, which was offset by a $1.0 million unrealized loss on the change in fair value of future settlements due to an increase in NYMEX oil futures prices from the beginning to the end of the quarter. In the 2015 period, the commodity derivative gain consisted of a $1.1 million realized gain on price swap settlements and a $223,000 unrealized gain on the change in fair value of future settlements.

Glori has oil derivative contracts for 6,550 barrels per month at $82.46 per barrel through December 31, 2016.

AERO Services Segment

Revenues from the AERO Services Segment in the first quarter 2016 decreased to $174,000 from $567,000 in the prior year’s first quarter. The decrease was primarily due to a decline in the number of new projects resulting from the significant decrease in spending by our exploration and production customers and prospects.

AERO Services operating expenses decreased 48% to $273,000 in the first quarter of 2016 compared to $521,000 in the same period in 2015, primarily due to the lower number of projects and reduction in compensation expense.

Other Expenses

During the first quarter, science and technology expenses decreased 30% to $334,000 from $474,000 a year ago, primarily due to a decrease in lab supplies and materials purchased in support of client AERO projects and a decrease in salary and benefits expense due to cost reduction efforts.

Selling, general and administrative (“SG&A”) expense decreased 17% to $1.4 million in the first quarter of 2016, compared to $1.7 million in the prior-year period, primarily attributable to a decrease of $492,000 from cost cutting measures in salaries, benefits, travel and certain other back office expenses. Increases in consulting and other third-party professional fees expenses partially offset the overall decrease in SG&A.

Glori Energy 1Q 2016 Results

Depreciation, depletion and amortization decreased to $506,000 from $1.1 million in the first quarter of 2015 due to the December 2015 asset value impairment of the Coke Field as a result of the oil price decline.

Interest expense decreased by $372,000 to $343,000, compared with $715,000 in the first quarter of 2015, as a result of the reduction of debt.

Liquidity

At March 31, 2016, Glori had a working capital deficit of $3.1 million, down from working capital of $9.5 million at December 31, 2015. The working capital deficit resulted from the classification of the $10.3 million term loan as a current liability since it matures in March 2017. Cash decreased from $8.4 million at December 31, 2015 to $5.0 million at March 31, 2016 due to net cash used in operating activities of $2.0 million, and capital expenditures of $979,000. For the three months ended March 31, 2016, a majority of the capital expenditures were associated with implementing Phase II of our AERO System technology at the Coke Field.

Subject to obtaining financing on reasonable terms, Glori’s goal is to pursue the acquisition of oil properties that are appropriate for the implementation of its AERO System. Additionally, we are pursuing the acquisition of fields that may have no current production, but have excellent reservoir qualities that are compatible with our AERO technology and that have significant original oil in place remaining.

As a result of the decreased oil prices and market conditions, the Company is not currently generating positive cash flow from operations. Over the next 12 months, Glori will need to raise additional capital to fund operations, repay or refinance the $10.3 million outstanding loan owed by Glori Energy Production which matures in March 2017, and to maintain required levels of shareholder equity under NASDAQ continuing listing requirements

Conference Call

Glori has scheduled a conference call for 11:00 a.m. ET (10:00 a.m. CT) today to discuss first quarter 2016 financial and operating results.  To participate, dial 1-877-407-0672 (toll free) or 1-412-902-0003 and ask for the Glori Energy call or access the audio webcast via the Investor Relations section of Glori's website at www.GloriEnergy.com. Please dial in at least 10 minutes prior to the scheduled start time. A telephonic replay will be available approximately three hours after the call through May 20. Participants may access the replay by dialing 1-877-660-6853 (toll free) or 1-201-612-7415 (international) and using the conference ID 13636119#.

Glori Energy 1Q 2016 Results

ABOUT GLORI ENERGY INC.

Glori Energy is a Houston-based energy technology and oil production company that deploys its proprietary AERO technology to increase the amount of oil that can be produced from conventional oil fields. Glori owns and operates oil fields onshore U.S. and additionally provides its technology as a service to E&P companies globally. Only one-third of all oil discovered in a typical reservoir is recoverable using conventional technologies; the rest remains trapped in the rock. Glori's proprietary AERO System recovers residual oil by stimulating a reservoir's native microorganisms to sustainably increase the ultimate recovery at a low cost. For more information, visit www.GloriEnergy.com.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “predicts,” “potential,” “target,” “goal,” “plans,” “objective,” “should,” “could,” “will,” or similar expressions. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, models, including the ROF models, plans and objectives and similar matters are forward-looking statements. Glori gives no assurances that the assumptions upon which such forward-looking statements are based will prove correct. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (many of which are beyond our control), and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: the risk that any projections, including models, earnings, revenues, expenses, margins, or any other financial expectations are not realized; oil production rates; the continued decline in oil prices and the sustained low oil price environment; the efficacy of changes in oil fields acquired or treated by us; competition and competitive factors in the markets in which Glori operates; the potential delisting of our common stock from NASDAQ; the expected cost of recovering oil using the AERO System, demand for Glori’s AERO System and expectations regarding future projects; adaptability of the AERO System and development of additional capabilities that will expand the types of oil fields to which Glori can apply its technology; plans to acquire and develop additional oil fields and the availability of debt and equity financing to fund any such acquisitions; the percentage of the world’s reservoirs that are suitable for the AERO System; Glori’s ability to create positive cash flows; the advantages of the AERO System and our refinements thereto compared to other enhanced oil recovery methods; Glori’s ability to develop and maintain positive relationships with its customers and prospective customers; and such other factors as are discussed in Item 1A “Risk Factors” and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the 2015 fiscal year and our subsequent Quarterly Reports on Form 10-Q for 2016. Although Glori believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurances that such expectations will prove to be correct. These risks are more fully discussed in Glori’s filings with the Securities and Exchange Commission. Glori undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances, which arise after the date of this document except as required by law.

Glori Energy Contact

Victor M. Perez

Chief Financial Officer

713-237-8880

ir@glorienergy.com

Glori Energy 1Q 2016 Results

Investor Relations Counsel

Lisa Elliott/ Anne Pearson

Dennard-Lascar Associates

713-529-6600

lelliott@DennardLascar.com

apearson@DennardLascar.com

Glori Energy 1Q 2016 Results

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2015	2016

Revenues:
Oil and gas revenues	$2,000	$1,024
Service revenues	567	174
Total revenues	2,567	1,198

Operating expenses:
Oil and gas operations	2,392	1,891
Service operations	521	273
Science and technology	474	334
Selling, general and administrative	1,718	1,418
Depreciation, depletion and amortization	1,068	506
Total operating expenses	6,173	4,422

Loss from operations	(3,606)	(3,224)

Other income (expense):
Interest expense	(715)	(343)
Gain on commodity derivatives	1,369	155
Other (expense) income	(15)	11
Total other income (expense), net	639	(177)

Net loss before taxes on income	(2,967)	(3,401)

Income tax expense	17	-

Net loss	$(2,984)	$(3,401)

Net loss per common share, basic and diluted	$(0.09)	$(0.11)

Weighted average common shares outstanding, basic and diluted	31,563	31,940

Glori Energy 1Q 2016 Results

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2015	March 31, 2016

ASSETS

Current assets:
Cash and cash equivalents	$8,380	$5,045
Accounts receivable	1,456	935
Commodity derivatives	3,411	2,404
Prepaid expenses and other current assets	314	385
Total current assets	13,561	8,769

Property and equipment:
Proved oil and gas properties - successful efforts	48,454	49,435
Other property and equipment	6,439	6,455
	54,893	55,890

Less: accumulated depreciation, depletion and amortization	(47,578)	(48,040)
Total property and equipment, net	7,315	7,850

Deferred charges	-	85
Deferred tax asset	1,161	-
Total assets	$22,037	$16,704

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,430	$1,097
Accrued expenses	1,180	648
Current portion of long-term debt shown net of unamortized deferred loan costs of $191 and $211 as of December 31, 2015 and March 31, 2016, respectively	289	10,079
Current deferred tax liability	1,161	-
Total current liabilities	4,060	11,824

Long-term liabilities:
Long-term debt, less current portion shown net of unamortized deferred loan costs of $36 as of December 31, 2015	10,009	39
Asset retirement obligations	1,457	1,498
Total long-term liabilities	11,466	1,537
Total liabilities	15,526	13,361

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2015 and March 31, 2016	-	-
Common stock, $.0001 par value, 100,000,000 shares authorized, 31,861,357 and 32,001,203 shares issued and outstanding as of December 31, 2015 and March 31, 2016, respectively	3	3
Additional paid-in capital	106,934	107,167
Accumulated deficit	(100,426)	(103,827)
Total stockholders' equity	6,511	3,343
Total liabilities and stockholders' equity	$22,037	$16,704

Glori Energy 1Q 2016 Results

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31
	2015	2016

Cash flows from operating activities:
Net loss	$(2,984)	$(3,401)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization of property and equipment	1,068	506
Stock-based compensation	432	233
Bad debt expense	36	-
Amortization of deferred loan costs	139	56
Accretion of end-of-term charge	40	-
Unrealized (gain) loss on change in fair value of commodity derivatives	(223)	1,007
Accretion of discount on long-term debt	28	-
Changes in operating assets and liabilities:
Accounts receivable	92	521
Prepaid expenses and other current assets	(133)	(71)
Accounts payable	(1,658)	(441)
Deferred revenues	(308)	-
Accrued expenses	(457)	(445)
Net cash used in operating activities	(3,928)	(2,035)

Cash flows from investing activities:
Purchase of proved oil and gas property	(204)	(963)
Purchase of other property and equipment	(220)	(16)
Net cash used in investing activities	(424)	(979)

Cash flows from financing activities:
Proceeds from the exercise of stock options	130	-
Payments on long-term debt	(2,054)	(196)
Payments for deferred charges and deferred loan costs	-	(125)
Net cash used in financing activities	(1,924)	(321)

Net decrease in cash and cash equivalents	(6,276)	(3,335)

Cash and cash equivalents, beginning of period	29,751	8,380

Cash and cash equivalents, end of period	$23,475	$5,045

Glori Energy 1Q 2016 Results

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to Net Loss Excluding Special Items:

	For the Three Months Ended March 31,
(in thousands)	2015	2016

Net loss	$(2,984)	$(3,401)
Unrealized (gain) loss on commodity derivatives	(223)	1,007
Adjusted net loss	$(3,207)	$(2,394)

Adjusted net loss per share	$(0.10)	$(0.07)

Weighted average common shares outstanding	31,563	31,940

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	For the Three Months Ended March 31,
(in thousands)	2015	2016

Net loss	$(2,984)	$(3,401)
Taxes on income	17	-
Interest expense	715	343
Depreciation, depletion and amortization	1,068	506
EBITDA	$(1,184)	$(2,552)

Unrealized (gain) loss on commodity derivatives	(223)	1,007
Stock-based compensation	432	233
Adjusted EBITDA	$(975)	$(1,312)

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